Archer Daniels Midland Company 4666 Faries Parkway Decatur, IL 62526

News Release

May 6, 2010	FOR IMMEDIATE RELEASE
ADM ANNOUNCES APPOINTMENT OF DIRECTOR,
DECLARES CASH DIVIDEND
     Archer Daniels Midland Company (NYSE: ADM) today announced that Pierre Dufour has been appointed to its Board of Directors and to serve on the Board’s Audit Committee. His appointment, which increases the Board’s size to 10 members, is effective immediately.
     Dufour is Senior Executive Vice President of Air Liquide Group, the world leader in gases for industry, health and the environment.
     “Pierre’s success leading worldwide teams makes him an excellent addition to our Board,” said ADM Chairman, CEO and President Patricia A. Woertz. “I’m certain we will benefit meaningfully from his global acumen and keen insight.”
     Having joined Air Liquide in 1997, Dufour was named Senior Executive Vice President in November 2007. Since January 2010, he has supervised Air Liquide’s operations in the Americas, Africa-Middle East and Asia-Pacific zones, while also overseeing, globally, Air Liquide’s industrial World Business Lines, Engineering and Construction.
     He holds a Bachelor of Science degree in Civil Engineering from École Polytechnique Montréal and a master’s degree in Civil Engineering from Stanford University.
Cash Dividend Declared
     ADM’s Board of Directors also declared a cash dividend of 15 cents per share on the Company’s stock payable on June 10, 2010, to Shareholders of record on May 20, 2010.
     This is ADM’s 314th consecutive quarterly payment, a record of 78 years of uninterrupted dividends. As of March 31, 2010, there were 642,849,084 shares of ADM stock outstanding.
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About ADM
Every day, the 28,000 people of Archer Daniels Midland Company (NYSE: ADM) turn crops into renewable products that meet the demands of a growing world. At more than 230 processing plants, we convert corn, oilseeds, wheat and cocoa into products for food, animal feed, chemical and energy uses. We operate the world’s premier crop origination and transportation network, connecting crops and markets in more than 60 countries. Our global headquarters is in Decatur, Illinois, and our net sales for the fiscal year ended June 30, 2009, were $69 billion. For more information about our Company and our products, visit www.adm.com.
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From:
ADM Media Relations
217/424-5413
media@adm.com